EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Third Quarter Results and Announces Quarterly Cash Dividend of $0.08 per Share

CHICOPEE, Mass., Oct. 22, 2015 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (NASDAQ:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced the unaudited results of operations for the three and nine months ended September 30, 2015.

The Company also announced on October 23, 2015, that its Board of Directors declared a quarterly cash dividend of $0.08 per share. Stockholders of record on November 4, 2015 will receive the cash dividend on or about November 19, 2015.

Results of Operations – Three Months Ended September 30, 2015 and 2014

The Company reported net income of $970,000, or $0.20 basic earnings per share, for the three months ended September 30, 2015 compared to $522,000, or $0.10 basic earnings per share, for the three months ended September 30, 2014. The increase in net income for the three months ended September 30, 2015 compared to the three months ended September 30, 2014, was primarily due to the $386,000, or 7.7%, increase in net interest income, a decrease of $90,000, or 39.6%, in the provision for loan losses, and a decrease in income tax expense of $55,000, or 12.7%. These improvements were partially offset by an increase of $63,000, or 1.3%, in non-interest expense and a decrease of $20,000, or 2.2%, in non-interest income.

Net interest income increased $386,000, or 7.7%, from $5.0 million for the three months ended September 30, 2014 to $5.4 million for the three months ended September 30, 2015. The increase in net interest income was due to the $499,000, or 8.4%, increase in interest and dividend income, partially offset by the increase in interest expense of $113,000, or 12.4%, over the same period. The increase in interest and dividend income of $499,000, or 8.4%, was due to the $63.2 million, or 12.3%, increase in average loans outstanding from $514.6 million for the three months ended September 30, 2014 to $577.8 million, for the three months ended September 30, 2015. The increase in interest expense of $113,000, or 12.4%, was due to the $104,000, or 42.8%, increase in interest expense on Federal Home Loan Bank (FHLB) advances from $243,000 for the three months ended September 30, 2014 to $347,000 for the three months ended September 30, 3015. FHLB advances were used to fund the $66.9 million, or 13.0%, loan growth from September 30, 2014 to September 30, 2015 and to protect the interest rate spread against the eventual increase in interest rates.

The net interest margin decreased 17 basis points from 3.71% for the three months ended September 30, 2014 to 3.54% for the three months ended September 30, 2015. The interest rate spread decreased 14 basis points from 3.49% for the three months ended September 30, 2014 to 3.35% for the three months ended September 30, 2015. The average yield on assets decreased 16 basis points from 4.35% for the three months ended September 30, 2014 to 4.19% for the three months ended September 30, 2015. The average cost of funds decreased two basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average cost of time deposits decreased 12 basis points from 1.29% for the three months ended September 30, 2014 to 1.17% for the three months ended September 30, 2015.

Average interest-earning assets increased $68.9 million, or 12.2%, from $563.8 million for the three months ended September 30, 2014 to $632.7 million for the three months ended September 30, 2015. The increase in average interest-earning assets was due to the $63.2 million, or 12.3%, increase in average loans and the $7.0 million, or 70.1%, increase in other interest-earning assets, partially offset by the $1.3 million, or 3.2%, decrease in average investments. The average balance of demand deposit accounts, an interest free source of funds, increased $6.1 million, or 6.7%, for the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

The provision for loan losses decreased $90,000, or 39.6% to $137,000, for the three months ended September 30, 2015, compared to $227,000 million for the three months ended September 30, 2014. Nonperforming loans decreased $5.6 million, or 46.8%, from $11.9 million, or 2.32% of total loans, at September 30, 2014, to $6.3 million, or 1.09% of total loans, at September 30, 2015. Total nonperforming assets decreased $5.5 million, or 42.4%, from $13.0 million, or 2.08% of total assets, at September 30, 2014, to $7.5 million, or 1.08% of total assets, at September 30, 2015. The allowance for loan losses as a percentage of total loans decreased from 0.96% at September 30, 2014 to 0.95% at September 30, 2015. The allowance for loan losses as a percentage of non-performing loans increased from 41.4% at September 30, 2014 to 87.1% at September 30, 2015.

For the three months ended September 30, 2015, non-interest income decreased $20,000, or 2.2%, from $899,000 for the three months ended September 30, 2014 to $879,000. The decrease in non-interest income was due to the $17,000, or 2.3%, decrease in income from service charges, fees and commissions, and a decrease in income from bank owned life insurance of $3,000, or 3.3%, partially offset by an increase of $12,000, or 20.7%, in income from loan sales and servicing, net.

For the three months ended September 30, 2015, non-interest expense of $4.8 million, or 2.84% of average assets, increased $63,000, or 1.3%, compared to the three months ended September 30, 2014. The increase was primarily due to the $45,000, or 1.8%, increase in salaries and benefits, an increase of $65,000, or 19.2%, in data processing, an increase in other non-interest expense of $48,000, or 7.7%, an increase in foreclosure fees of $18,000, or 12.9%, and an increase of $6,000, or 9.2%, in stationery, supplies and postage. These increases were partially offset by a decrease in professional fees of $93,000, or 34.3%, a decrease of $14,000, or 3.8%, in occupancy expense and a decrease in FDIC insurance expense of $12,000, or 10.3%.

For the three months ended September 30, 2015, the Company's efficiency ratio was 76.4%, compared to 80.0% for the three months ended September 30, 2014.

Results of Operations – Nine Months Ended September 30, 2015 and 2014

The Company reported an increase of $778,000, or 28.5%, in pre-tax, pre-provision for loan losses income of $3.5 million for the nine months ended September 30, 2015, compared to $2.7 million for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, the Company reported net income of $2.0 million, or $0.41 basic earnings per share, compared to a net loss of $876,000, or $0.17 basic loss per share, for the nine months ended September 30, 2014. The increase in net income for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, was primarily due to the $4.5 million, or 85.7%, decrease in the provision for loan losses, an increase in net interest income of $1.1 million, or 7.6%, an increase in non-interest income of $69,000, or 3.1%, partially offset by an increase of $394,000, or 2.8%, in non-interest expense and an increase of $2.3 million, or 146.4%, in income tax expense due to the higher level of income during the nine months ended September 30, 2015.

The increase in net interest income of $1.1 million, or 7.6%, from $14.6 million for the nine months September 30, 2014 to $15.7 million for the nine months ended September 30, 2015 was due to the $1.4 million, or 7.9%, increase in interest income, partially offset by the $260,000, or 9.4%, increase in interest expense. The increase in interest income was due to the $55.7 million, or 11.1%, increase in average net loans over the same period in 2014.

Average interest earning assets for the nine months ended September 30, 2015, increased $63.1 million, or 11.3%, from the same period in 2014. The increase in average earning assets was due to the $55.7 million, or 11.1%, increase in average net loans and the increase in other interest earning assets of $12.7 million, or 93.2%, partially offset by the decrease in average investments of $5.3 million, or 12.2%. The yield on interest earning assets decreased 15 basis points from 4.33%, for the nine months ended September 30, 2014, to 4.18% for the nine months ended September 30, 2015. The decrease in the yield on interest-earning assets was primarily due to the nine basis point decrease in the loan yield, partially offset by the 51 basis point increase in the tax-effected investment yield. The cost of funds decreased four basis points and was driven primarily by the seven basis points decrease in the cost of deposits and the 12 basis points decrease in the cost of FHLB advances. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin decreased 14 basis points from 3.67%, for the nine months ended September 30, 2014, to 3.53% for the nine months ended September 30, 2015. The interest rate spread decreased 11 basis points from 3.44% for the nine months ended September 30, 2014 to 3.33% for the nine months ended September 30, 2015. The average balance of demand deposit accounts, an interest free source of funds, increased $5.7 million, or 6.3%, for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.

The provision for loan losses decreased $4.5 million, or 85.7%, from $5.2 million for the nine months ended September 30, 2014 to $743,000 for the nine months ended September 30, 2015. For the nine months ended September 30, 2015, net charge-offs decreased $4.7 million, or 96.7%, to $159,000, or 0.03% of total average loans, from $4.9 million, or 0.97% of total average loans, for the nine months ended September 30, 2014.

Non-interest income increased $69,000, or 3.1%, from $2.2 million for the nine months ended September 30, 2014 to $2.3 million for the nine months ended September 30, 2015. Income from service charges, fees and commissions increased $20,000, or 1.1%, income from loan sales and servicing, net, increased $19,000, or 11.4%, and write-downs on other real estate owned (OREO) decreased $66,000, or 91.7%. These improvements were partially offset by the decrease of $34,000, or 100.0%, in net gains on the sale of securities available for sale, and a decrease of $5,000, or 1.9%, in income from BOLI.

For the nine months ended September 30, 2015, non-interest expense of $14.4 million, or 2.93% of average assets, increased $394,000, or 2.8%, from $14.1 million, or 3.15% of average assets, for the nine months ended September 30, 2014. The increase in non-interest expense was primarily due to the increase in salaries and benefits of $163,000, or 2.2%, an increase in data processing of $105,000, or 10.0%, an increase of $150,000, or 8.2%, in other non-interest expense, an increase of $38,000, or 12.4%, in FDIC insurance expense, an increase of $20,000, or 1.7%, in occupancy expense, an increase of $10,000, or 5.2%, in stationery, supplies and postage and an increase in foreclosure and loan collection related expenses of $25,000, or 6.5%. These increases were partially offset by a decrease in advertising expense of $44,000, or 9.3%, a decrease of $70,000, or 11.1%, in professional fees, and a decrease in furniture and fixtures of $3,000, or 0.6%.

For the nine months ended September 30, 2015, the Company's efficiency ratio improved from 83.7% for the nine months ended September 30, 2014 to 80.5% for the nine months ended September 30, 2015.

Total assets increased $56.2 million, or 8.8%, from $639.2 million at December 31, 2014 to $695.4 million at September 30, 2015. The increase in total assets was primarily due to the increase in net loans of $56.3 million, or 10.8%.

The $56.3 million, or 10.8%, increase in net loans was due to the increase of $38.5 million, or 15.4%, in commercial real estate loans, an increase of $8.3 million, or 7.0%, in one- to four-family real estate loans, an increase of $3.1 million, or 8.9%, in home equity loans, an increase of $4.7 million, or 10.6%, in construction loans, and an increase of $2.4 million, or 3.3%, in commercial and industrial loans. In accordance with the Company's asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. The Company currently services $82.4 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At September 30, 2015, the allowance for loan losses was $5.5 million, or 0.95% of total loans, an increase of $584,000, or 11.9%, from December 31, 2014. The allowance for loan losses as a percentage of non-performing loans increased from 44.0% at December 31, 2014 to 87.1% at September 30, 2015. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates, as well as qualitative and economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimated and probable losses inherent in the loan portfolio. Non-performing assets decreased $4.7 million, or 38.7%, from $12.2 million, or 1.92% of total assets, at December 31, 2014 to $7.5 million, or 1.08% of total assets at September 30, 2015. Non-performing assets at September 30, 2015, included $6.3 million of non-performing loans and $1.2 million in other real estate owned.

Of the $6.3 million in non-performing loans, $3.3 million, or 52.4%, are one-to-four family residential loans, $1.1 million, or 17.4%, are commercial real estate loans, $1.5 million, or 23.8%, are commercial and industrial loans, $213,000, or 3.4%, are commercial construction loans, $31,000, or 0.5% are consumer loans, and $156,000, or 2.5% are home equity loans. For the nine months ended September 30, 2015, the Company reported net charge-offs of $159,000, or 0.03%, of total average loans, compared to net charge-offs of $4.9 million, or 0.97% of total average loans, for the same period in 2014.

The held-to-maturity investment portfolio decreased $963,000, or 2.9%, from $33.7 million at December 31, 2014 to $32.8 million at September 30, 2015. The fair value of available-for-sale securities decreased $9,000, or 2.1%, from $414,000 at December 31, 2014 to $405,000 at September 30, 2015.

Total deposits increased $34.2 million, or 7.1%, from $483.6 million at December 31, 2014 to $517.8 million at September 30, 2015. Core deposits increased $23.7 million, or 7.6%, from $311.9 million at December 31, 2014 to $335.6 million at September 30, 2015. Demand deposits increased $22.8 million, or 23.3%, to $120.7 million, NOW accounts increased $1.0 million, or 2.3%, to $43.1 million, savings accounts increased $2.5 million, or 4.9%, to $53.2 million and money market accounts decreased $2.6 million, or 2.1%, to $118.5 million. Certificates of deposit increased $10.5 million, or 6.1%, from $171.6 million at December 31, 2014 to $182.1 million at September 30, 2015.

FHLB advances increased $21.4 million, or 31.9%, from $67.0 million at December 31, 2014 to $88.4 million at September 30, 2015. FHLB advances increased to fund the $56.9 million, or 10.9%, increase in loans from $523.7 million at December 31, 2014 to $580.6 million at September 30, 2015.

Stockholders' equity was $88.5 million, or 12.7% of total assets, at September 30, 2015 compared to $88.1 million, or 13.8% of total assets, at December 31, 2014. The Company's stockholders' equity increased as a result of net income of $2.0 million for the nine months ended September 30, 2015, an increase in stock-based compensation of $227,000, or 7.0%, and an increase in additional paid-in-capital of $224,000, or 6.2%, partially offset by the $1.1 million cash dividend paid during the nine months ended September 30, 2015. In addition, during the nine months ended September 30, 2015, the Company repurchased 60,731 shares of the Company stock at a cost of $1.0 million, or $16.58 average price per share.

At September 30, 2015, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered "well-capitalized" under federal banking regulations. The Company's book value per share increased by $0.27, or 1.6%, from $16.72 at December 31, 2014 to $16.98 at September 30, 2015.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve.

This quarter we are pleased to report continued asset quality improvements as we continue to work through the problem loans reported in 2014. The nonperforming assets ratio improved 84 basis points from 1.92% at December 31, 2014 to 1.08% at September 30, 2015, due to the decrease of $4.9 million, or 43.5%, in nonperforming loans due to the sale of the underlying collateral on two separate nonperforming commercial loan relationships previously disclosed. The collateral for both relationships, including real estate, were sold without any additional write-downs.

As we have stated in previous releases, we have positioned the balance sheet to benefit from the eventual increase in interest rates and to protect earnings when interest rates rise. We remain committed to improve earnings and increase the franchise value of the Company. Our goals are to increase the loan portfolio with quality loans and related deposits, continue to reduce nonperforming assets and reduce operating expenses while increasing non-interest income. During the nine months ended September 30, 2015, total loans increased $66.9 million, or 13.0%, and resulted in an increase of $1.4 million, or 7.9%, in interest income on loans for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.

We believe the recent mergers and acquisition activity in our market will continue to give our Company an opportunity to improve the franchise value for our shareholders as we continue to grow in our marketplace.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	September 30,	December 31,
ASSETS	2015	2014
	(Unaudited)

Cash and due from banks	$ 17,145	$ 8,794
Federal funds sold	4,352	2,915
Interest-bearing deposits with the Federal Reserve Bank of Boston	28,069	38,060
Total cash and cash equivalents	49,566	49,769

Available-for-sale securities, at fair value	405	414
Securities held-to-maturity, at cost	32,784	33,747
Federal Home Loan Bank stock, at cost	4,764	3,914
Loans held for sale	377	--
Loans receivable, net of allowance for loan losses ($5,511 at September 30, 2015 and $4,927 at December 31, 2014)	576,019	519,757
Other real estate owned	1,174	1,050
Mortgage servicing rights	206	269
Bank owned life insurance	14,794	14,531
Premises and equipment, net	8,655	8,855
Accrued interest receivable	1,765	1,591
Deferred income tax asset	3,686	3,683
Other assets	1,216	1,642
Total assets	$ 695,411	$ 639,222

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$ 120,727	$ 97,922
NOW accounts	43,143	42,177
Savings accounts	53,211	50,716
Money market deposit accounts	118,546	121,106
Certificates of deposit	182,140	171,637
Total deposits	517,767	483,558

Advances from Federal Home Loan Bank	88,433	67,039
Accrued expenses and other liabilities	713	491
Total liabilities	606,913	551,088

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; (5,210,739 and 5,270,670 shares outstanding at September 30, 2015 and December 31, 2014, respectively)	72,479	72,479
Treasury stock, at cost (2,228,629 and 2,168,698 shares at September 30, 2015 and December 31, 2014, respectively)	(30,113)	(29,119)
Additional paid-in capital	3,819	3,595
Unearned compensation (restricted stock awards)	(3)	(7)
Unearned compensation (Employee Stock Ownership Plan)	(3,050)	(3,273)
Retained earnings	45,342	44,430
Accumulated other comprehensive income	24	29
Total stockholders' equity	88,498	88,134
Total liabilities and stockholders' equity	$ 695,411	$ 639,222

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$ 6,029	$ 5,539	$ 17,510	$ 16,115
Interest and dividends on securities	394	390	1,147	1,204
Other interest-earning assets	10	5	48	23
Total interest and dividend income	6,433	5,934	18,705	17,342

Interest expense:
Deposits	679	670	2,094	2,089
Securities sold under agreements to repurchase		--		--
Other borrowed funds	347	243	927	672
Total interest expense	1,026	913	3,021	2,761

Net interest income	5,407	5,021	15,684	14,581
Provision for loan losses	137	227	743	5,202
Net interest income, after provision for loan losses	5,270	4,794	14,941	9,379

Non-interest income:
Service charges, fee and commissions	727	744	1,826	1,806
Loan sales and servicing, net	70	58	186	167
Net gain on sales of securities available for sale	--	--	--	34
Loss on sale of other real estate owned	--	6	--	(3)
Other real estate owned writedowns	(6)	--	(6)	(72)
Income from bank owned life insurance	88	91	263	268
Other non-interest income	--	--	--	--
Total non-interest income	879	899	2,269	2,200

Non-interest expenses:
Salaries and employee benefits	2,537	2,492	7,644	7,481
Occupancy expenses	357	371	1,201	1,181
Furniture and equipment	182	182	531	534
FDIC insurance assessment	104	116	345	307
Data processing	404	339	1,150	1,045
Professional fees	178	271	558	628
Advertising	140	140	429	473
Stationery, supplies and postage	71	65	203	193
Foreclosure expense	157	139	410	385
Other non-interest expense	670	622	1,973	1,823
Total non-interest expenses	4,800	4,737	14,444	14,050

Income (loss) before income tax expense (benefit)	1,349	956	2,766	(2,471)
Income tax expense (benefit)	379	434	740	(1,595)
Net income (loss)	$ 970	$ 522	$ 2,026	$ (876)

Earnings (loss) per share:
Basic	$ 0.20	$ 0.10	$ 0.41	$ (0.17)
Diluted	$ 0.19	$ 0.10	$ 0.40	$ (0.17)
Adjusted weighted average common shares outstanding
Basic	4,911,822	5,002,195	4,932,469	5,050,019
Diluted	4,985,792	5,056,621	5,005,590	5,130,282

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Operating Results:
Net interest income	$ 5,407	$ 5,021	$ 15,683	$ 14,581
Loan loss provision	137	227	743	5,202
Non-interest income	879	899	2,269	2,200
Non-interest expense	4,800	4,737	14,444	14,050
Net income (loss)	970	522	2,026	(876)

Performance Ratios:
Return on average assets	0.57%	0.34%	0.41%	-0.20%
Return on average equity	4.32%	2.31%	3.05%	-1.28%
Interest rate spread	3.35%	3.49%	3.33%	3.44%
Net interest margin (1)	3.54%	3.71%	3.53%	3.67%
Non-interest income to average assets	0.52%	0.59%	0.46%	0.49%
Non-interest expense to average assets	2.84%	3.11%	2.93%	3.15%
GAAP Efficiency Ratio (2)	76.36%	80.01%	80.45%	83.73%
Non-GAAP efficiency ratio (3)	73.45%	76.81%	77.29%	79.87%
Average Equity to Average Assets	13.29%	14.88%	13.49%	15.30%

Per Share Data:
Diluted earnings (loss) per share	$ 0.20	$ 0.10	$ 0.41	$ (0.17)
Cash Dividend per share	$ 0.08	$ 0.07	$ 0.23	$ 0.21
Dividend Yield			1.87%	1.87%
Stock price at period end			$ 16.04	$ 14.94
Tangible book value per share at period end			$ 16.98	$ 16.69

	At September 30,	At December 31,
	2015	2014

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.95%	0.94%
Allowance for loan losses as a percent of total non-performing loans	87.12%	44.02%
Net charge-offs to average loans	0.03%	0.98%
Non-performing loans as a percent of total loans	1.09%	2.14%
Non-performing assets as a percent of total assets	1.08%	1.92%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Non-interest expenses	$ 4,800	$ 4,737	$ 14,444	$ 14,050
Tax equivalent net interest income	5,650	5,274	16,414	15,349
Non-interest income	879	899	2,269	2,200
Add back:
Loan sales and servicing, net		--		--
Other non-interest income	--	--	--	--
Net gain on sale of securities	--	--		(34)
Loss on sale of other real estate owned	6	(6)	6	75
Total income included in calculation	6,535	6,167	18,689	17,590
Non-interest expenses divided by total income	73.45%	76.81%	77.29%	79.87%

CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak
         Chief Financial Officer and Senior Vice President
         413-594-6692
         gsajdak@chicopeesavings.com